As filed with the Securities and Exchange Commission on August 15, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MELLANOX TECHNOLOGIES, LTD.

(Exact Name of Registrant as Specified in Its Charter)

Israel	98-0233400
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

Mellanox Technologies, Ltd.
Beit Mellanox, Yokneam, Israel 20692

(Address of Principal Executive Offices including Zip Code)

Kotura, Inc. Second Amended and Restated 2003 Stock Plan

(Full Title of the Plan)

Jacob Shulman Chief Financial Officer Mellanox Technologies, Ltd. 350 Oakmead Parkway, Suite 100 Sunnyvale, California 94085 (408) 970-3400	Copy to: Alan C. Mendelson, Esq. Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION  FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, nominal value NIS 0.0175 per share, to be issued under the Kotura, Inc. Second Amended and Restated 2003 Stock Plan (the “Plan”)	177,078 shares	(3)	$37.58	(4)	$6,654,592	(4)	$907.69

(1)          Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)          Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional ordinary shares which become issuable under the Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding ordinary shares of the Registrant.

(3)          Represents 177,078 ordinary shares of the Registrant issuable pursuant to outstanding awards under the Plan that will be assumed by the Registrant pursuant to the Merger Agreement (as defined below).

(4)          Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The offering price per share and aggregate offering price (a) for 31,653 ordinary shares of the Registrant issuable pursuant to outstanding stock options under the Plan that will be assumed by the Registrant, are based upon the weighted average exercise price of such options, as adjusted by the exchange ratio set forth in the Merger Agreement, and (b) for 145,425 ordinary shares of the Registrant issuable pursuant to outstanding restricted stock units under the Plan that will be assumed by the Registrant, are based on the average of the high ($42.39) and low ($41.14) prices for the Registrant’s ordinary shares reported by the Nasdaq Global Select Market on August 14, 2013.

Proposed sale to take place as soon after the registration statement is declared effective as awards under the plan are exercised and/or vest.

EXPLANATORY NOTE

On May 14, 2013, Mellanox Technologies, Ltd. (the “Registrant,” “we,” “us” or “our”) and its wholly owned subsidiary Mellanox Technologies, Inc. (“MTI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kotura, Inc. (“Kotura”), Karate Sub, Inc., a wholly owned subsidiary of MTI (“Merger Sub”) and GF Private Equity Group, LLC, as the shareholder representative. Pursuant to the Merger Agreement, at the effective time of the acquisition (the “Effective Time”), Merger Sub will be merged with and into Kotura (the “Merger”), with Kotura continuing after the Merger as the surviving corporation and a wholly owned subsidiary of MTI. Pursuant to and subject to the terms of the Merger Agreement, at the Effective Time, the Registrant will assume the Plan and certain stock options and restricted stock units of Kotura granted under the Plan, and such assumed stock options and restricted stock units will be exercisable (or will become exercisable in accordance with their terms) for and cover, respectively, the Registrant’s ordinary shares, subject to the terms and conditions of the underlying award agreements. The aggregate number of the Registrant’s ordinary shares to be subject to such assumed stock options and restricted stock units will be 31,653 shares and 145,425 shares, respectively. The Registrant is filing this Registration Statement to register such shares under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                         Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by us with the Commission are incorporated herein by reference

(a)         the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 filed on February 25, 2013, including all material incorporated by reference therein;

(b)         the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013 filed on May 3, 2013;

(c)          the Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2013 filed on August 2, 2013;

(d)         the Registrant’s Current Reports on Form 8-K dated May 15, 2013, May 30, 2013 and June 3, 2013; and

(e)          the description of the Registrant’s ordinary shares contained in the Registration Statement on Form 8-A (File No. 001-33299) filed on February 6, 2007 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provision. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.                         Description of Securities

Not applicable.

Item 5.                         Interests of Named Experts and Counsel

Not applicable.

Item 6.                         Indemnification of Directors and Officers

The Israeli Companies Law, 1999 (the “Companies Law”) allows us to insure our office holders against the following liabilities incurred for acts performed as an office holder:

•                  a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•                  a breach of duty of care to the company or to a third party; and

•                  a financial liability imposed on or incurred by the office holder in favor of a third party.

We cannot, however, indemnify, exculpate or insure our office holders against any of the following:

•                  a breach of duty of loyalty, except, with respect to indemnification and insurance, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•                  a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•                  an act or omission committed with intent to derive illegal personal benefit; or

•                  a fine, civil fine, financial sanction or forfeit levied against the office holder.

An Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. The company may, however, approve an office holder’s act performed in breach of the duty of loyalty, provided that the office holder acted in good faith, the act or its approval does not harm the company and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care, but only if a provision authorizing such exculpation is inserted in its articles of association. Our amended and restated articles of association include such a provision. An Israeli company may also not exculpate a director for liability arising out of a prohibited dividend or distribution to shareholders.

Pursuant to the Companies Law, we may undertake to indemnify an office holder for financial obligation imposed on an office holder in favor of another person pursuant to judgments, settlements or arbitrators’ awards approved by a court, provided that such undertaking is limited to events that the board of directors deemed foreseeable based on the company’s actual activities at the time of the approval by the board of the undertaking to indemnify, and provided further that the indemnification is limited to an amount or criteria determined by the board of directors as reasonable under the circumstances and that the indemnification undertaking states the foreseeable activities and the amount or criteria. In addition, we may undertake to indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•                  reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding and (ii) either (A) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or (B) if the financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with financial sanction; and

•                  reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or in which the office holder was convicted of an offense that does not require proof of criminal intent.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by our compensation committee and our board of directors and, in respect of our Chief Executive Officer and our directors, by our shareholders.

Our amended and restated articles of association allow us to indemnify and insure our office holders to the fullest extent permitted by the Companies Law and the Israeli Securities Law, 1968 (the “Securities Law”). In accordance with the Securities Law, we may not indemnify or insure our office holders for a proceeding instituted against such office holder pursuant to the provisions of Chapter H’3, H’4 and I’1 under the Securities Law. In accordance with our amended and restated articles of association we may insure and undertake to indemnify our office holders, subject to the provisions of the Companies Law and the Securities Law,  for (a) expenses, including reasonable litigation expenses and legal fees, incurred by our office holders as a result of a proceeding instituted against them in relation to (1) infringements that may impose financial sanction pursuant to the provisions of Chapter H’3 under the Securities Law or (2) administrative infringements pursuant to the provisions of Chapter H’4 under the Securities Law or (3) infringements pursuant to the provisions of Chapter I’1 under the Securities Law and (b) payments made to injured parties of such infringement under Section 52ND(a)(1)(a) of the Securities Law.

In addition, we have entered into agreements with each of our office holders undertaking to indemnify them to the fullest extent permitted by law and to indemnify venture capital funds that are or were affiliated with or represented by such office holders party to such agreements. Indemnification with respect to financial obligation incurred by the office holder as a result of judgments, settlements or arbitrators’ awards approved by a court is limited to an amount or criteria determined by the board of directors as reasonable under the circumstances, and to events determined as foreseeable by our board of directors based on the company’s activities. Insurance is subject to our discretion depending on its availability, effectiveness and cost.

Item 7.         Exemption from Registration Claimed

Not applicable.

Item 8.                         Exhibits

Exhibit Number	Description

4.1

Mellanox Technologies, Ltd. Amended and Restated Articles of Association (as amended on May 16, 2011) (filed as Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-33299) filed on April 11, 2011 and incorporated herein by reference)

4.2	Kotura, Inc. Second Amended and Restated 2003 Stock Plan

4.3	Form of Stock Option Agreement under the Kotura, Inc. Second Amended and Restated 2003 Stock Plan

4.4	Form of Restricted Stock Unit Award Agreement under the Kotura, Inc. Second Amended and Restated 2003 Stock Plan

5.1	Opinion of Herzog Fox & Neeman

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Herzog Fox & Neeman (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.                         Undertakings

(a)                                 The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California on August 14, 2013.

MELLANOX TECHNOLOGIES, LTD.

By:	s/ Eyal Waldman
Eyal Waldman, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Eyal Waldman and Jacob Shulman, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Eyal Waldman	President, Chief Executive Officer and Director (Principal Executive Officer)	August 14, 2013
Eyal Waldman
/s/ Jacob Shulman	Chief Financial Officer (Principal Financial and Accounting Officer) Authorized Representative in the United States	August 15, 2013
Jacob Shulman

/s/ Dov Baharav	Director	August 15, 2013
Dov Baharav

/s/ Glenda Dorchak	Director	August 12, 2013
Glenda Dorchak

/s/ Irwin Federman	Director	August 15, 2013
Irwin Federman

/s/ Amal M. Johnson	Director	August 15, 2013
Amal M. Johnson

/s/ Tom Riordan	Director	August 15, 2013
Tom Riordan

/s/ Thomas Weatherford	Director	August 15, 2013
Thomas Weatherford

INDEX TO EXHIBITS

Exhibit Number	Description

4.1

Mellanox Technologies, Ltd. Amended and Restated Articles of Association (as amended on May 16, 2011) (filed as Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-33299) filed on April 11, 2011 and incorporated herein by reference)

4.2	Kotura, Inc. Second Amended and Restated 2003 Stock Plan

4.3	Form of Stock Option Agreement under the Kotura, Inc. Second Amended and Restated 2003 Stock Plan

4.4	Form of Restricted Stock Unit Award Agreement under the Kotura, Inc. Second Amended and Restated 2003 Stock Plan

5.1	Opinion of Herzog Fox & Neeman

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Herzog Fox & Neeman (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)